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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

          We consent to the incorporation by reference in the registration statement of Splash Technology Holdings, Inc. on Form S-3 (File No. 333-13815) of our report dated October 14, 1996, except for Notes 5 and 12, for which the date is October 16, 1996, and for Notes 7 and 12, for which the date is October 18, 1996 on our audits of the consolidated financial statements and financial statement schedule of Splash Technology Holdings, Inc. as of September 30, 1996 and for the eight months ended September 30, 1996 and of the Predecessor Business as of September 30, 1995 and for the years ended September 30, 1994 and 1995 and the four months ended January 31, 1996, which report is included in this Annual Report on Form 10-K.


                                                 COOPERS & LYBRAND L.L.P

San Jose, California
December 20, 1996